Exhibit 99.1 News Release | October 17, 2019 Richard B. Payne Jr. Elected to Wells Fargo Board of Directors SAN FRANCISCO – October 17, 2019 – Wells Fargo & Company (NYSE: WFC) today announced that Richard (Dick) Payne Jr. has been elected to the company’s Board of Directors, effective immediately, and will serve on the Board’s Credit Committee. Payne retired in 2016 as vice chairman of Wholesale Banking at U.S. Bancorp. Payne has more than 40 years of corporate and commercial banking experience with large financial institutions. At U.S. Bancorp, he served from 2010 to 2016 as vice chairman of Wholesale Banking and had responsibility for national corporate banking, commercial banking, capital markets, commercial real estate, financial institutions, equipment finance, global treasury management, government and nonprofit banking, leveraged lending, specialty finance, and high-grade fixed income businesses. He was vice chairman of Corporate Banking at U.S. Bancorp from 2006 to 2010. Prior to joining U.S. Bancorp, he was head of capital markets at National City Corporation and served in various corporate banking and leadership roles for predecessor companies of Wells Fargo, Bank of America, and JPMorgan Chase, as well as Morgan Stanley. “Dick is a seasoned banking professional who has spent most of his career in corporate and commercial banking, serving middle-market and large corporate customers in many of the same geographic markets and businesses served by Wells Fargo,” said Betsy Duke, Wells Fargo’s board chair. “He has a deep understanding of banking and brings a unique and valuable perspective to the Board as Wells Fargo works to provide exceptional service to its customers and meet the expectations of all of our stakeholders. He is an important addition to our board as we oversee Wells Fargo’s continued transformation. We welcome him to Wells Fargo.” Charlie Scharf, who will become Wells Fargo’s CEO and president on Oct. 21, said, “Dick is a veteran of the banking industry and an experienced leader with extensive knowledge of the bank regulatory environment for large financial institutions. He has credit expertise and complete familiarity with the opportunities and challenges associated with building customer relationships within wholesale banking businesses. Dick brings important insight and capabilities to our Board, and I look forward to working with him and our other directors.” Payne is a member of the Board of Trustees at the Mint Museum in Charlotte, North Carolina, and is a member of the National Advisory Board of the Walker Art Center in Minneapolis. Richard B. Payne Jr. biography Payne served as vice chairman of Wholesale Banking at U.S. Bancorp from November 2010 until he retired in April 2016 and as vice chairman of Corporate Banking at U.S. Bancorp from July 2006 to November 2010. During his time at U.S. Bancorp, Payne was a member of the managing committee and other senior management committees, the U.S. Bank Foundation and U.S. Bancorp’s “Proud to Serve” Veterans network. He also was a board member of the Securities Industry and Financial Markets Association and a member of the Financial Services Roundtable. Prior to joining U.S. Bancorp, he © 2019 Wells Fargo Bank, N.A. All rights reserved.

served as executive vice president for National City Corporation, with responsibilities for capital markets, from 2001 to 2006. Payne served from 1999 to 2001 as a managing director, Forest and Paper Products, for First Union Corporation (a Wells Fargo predecessor) and in various roles of increasing responsibility in corporate banking at NationsBank Corporation and NCNB Corporation (Bank of America predecessors) from 1991 to 1999. He also worked in the corporate finance group at Morgan Stanley, and was head of the multinational and agribusiness groups, and staff assistant to the chairman and CEO, at Chemical Banking Corporation (a JPMorgan Chase predecessor). Prior to his banking career, Payne served for over two years as a supply officer in the U.S. Navy. He received his BA from the University of Virginia and an MBA from Harvard Business School. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,500 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 261,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Contact information Media Arati Randolph, 704-383-6996 arati.randolph1@wellsfargo.com Jennifer Langan, 213-598-1490 jennifer.l.langan@wellsfargo.com or Investor Relations John Campbell, 415-396-0523 john.m.campbell@wellsfargo.com ###